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                                                                      EXHIBIT 99


For Further Information:

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
AT CRAFTMADE INTERNATIONAL:        AT THE INVESTOR RELATIONS    COMPANY: (847) 564-5610
INVESTOR RELATIONS                 TOM LAUGHREN                 BRIAN GATELY                JIM BERGER
                                                                                            SENIOR VICE
(972) 393-3800, EXT. 166           SENIOR VICE PRESIDENT        MARKET INTELLIGENCE         PRESIDENT
INVESTORRELATIONS@CRAFTMADE.COM    GENERAL INQUIRIES            ANALYST INQUIRIES           MEDIA INQUIRIES
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FOR IMMEDIATE RELEASE
THURSDAY, JUNE 24, 1999

                      CRAFTMADE INTERNATIONAL, INC. ADOPTS
                             STOCKHOLDER RIGHTS PLAN

      COPPELL, Texas, June 24, 1999... Craftmade International, Inc. [Nasdaq:
CRFT] today announced that its Board of Directors has adopted a Stockholder Rights Plan.

      The Plan is designed to protect the Company from unfair or coercive takeover attempts and to prevent a potential acquiror from gaining control of the Company without fairly compensating all of the Company's stockholders.

      The Plan creates a dividend of one right for each outstanding share of the Company's Common Stock. The rights are represented by and traded with the Company's Common Stock. There are no separate certificates or market for the rights.

      The rights do not become exercisable or trade separately from the Common Stock unless one or both of the following conditions are met: a public announcement that a person has acquired 15% or more of the Common Stock of the Company, or a tender or exchange offer is made for 15% or more of the Common Stock of the Company.

      Should either of the aforementioned conditions be met and the rights become exercisable, each right will entitle the holder thereof to buy 1/1,000th of a share of the Company's Series A Preferred Stock at an exercise price of $48.00. Each 1/1,000th of a


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share of the Series A Preferred Stock will essentially be the economic equivalent of one share of Common Stock.

      Under certain circumstances the rights entitle the holders to buy the Company's stock at a 50% discount. In the event that (1) the Company is the surviving corporation in a merger or other business combination with an entity that owns 15% or more of the Company's outstanding stock; (2) any person shall acquire beneficial ownership of 15% of the Company's outstanding stock; or (3) there is any type of recapitalization of the Company that results in an increase by more than 1% the proportionate share of equity securities of the Company owned by a person who owns 15% or more of the Company's outstanding stock, each right holder will have the option to buy for the purchase price Common Stock of the Company having a value equal to two times the purchase price of the right.

      Under certain circumstances the rights entitle the holders to buy shares of the acquiror's Common Stock at a 50% discount. In the event that, at any time after a person has acquired 15% or more of the Company's Common Stock, (1) the Company enters into a merger or other business combination transaction in which the Company is not the surviving corporation; (2) the Company is the surviving corporation in a transaction in which all or part of the Common Stock is exchanged for cash, property or securities of any other person; or (3) more than 50% of the assets, cash flow or earning power of the Company is sold, each right holder will have the option to buy for the purchase price stock of the acquiring company having a value equal to two times the purchase price of the right.


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      The rights may be redeemed by the Company for $0.001 per right at any time until the first public announcement of the acquisition of beneficial ownership of 15% of the Company's Common Stock.

      The distribution of the rights will be made to stockholders of record as of July 19, 1999. Stockholders of record will receive a separate mailing describing the Plan and a copy of the Plan containing all the provisions of the new rights will be filed with the Securities and Exchange Commission. The Company's Plan is similar to those adopted by many other companies.

Craftmade International, Inc. is engaged in the design, distribution and marketing of ceiling fans, light kits and accessories manufactured to its specifications. The Company currently markets over 148 basic models of ceiling fans, 78 lighting fixture models and over 100 interchangeable pieces of crystal and glass under its Craftmade brand and 14 series of bathstrip lighting under its Accolade tradename to more than 1,500 retail outlets with no outlet representing more than 2% of this division's sales. The Company's wholly-owned subsidiary, Trade Source International, Inc., is engaged in the design, distribution and marketing of outdoor lighting fixtures to major retail home improvement chains, including Lowe's, Home Depot and Wal-Mart.

      For additional information on Craftmade International, Inc. free of charge via the internet, please go to http://www.tlrc.com/invest.craftmade/ cft-profile.htm